EXHIBIT 10.1

September 14, 2023

Bernard McCracken

Dear Bernie,

We are pleased to confirm the details of your appointment to the position of Chief Financial Officer. In this role, you will continue to report to Andrew McLean. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

The following outlines the changes to your compensation package:

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Effective September 14, 2023.

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Annual base salary of $525,000 paid in bi-weekly payments. You will next be eligible for a merit review in 2024.

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Continued participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with your annual target incentive opportunity increasing to 75% of your eligible earnings. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results and is payable at Lands’ End’s discretion. Your incentive opportunity is subject to the terms and conditions of the Company’s Annual Incentive Plan. Any 2023 Annual Incentive will take into consideration your eligible earnings for the fiscal year time period of January 28, 2023 to February 2, 2024. You must be an active employee at the time of the payout to receive the bonus.

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As a member of the Lands’ End senior team, beginning with our 2024 fiscal year, it is our intent to offer a target long-term incentive opportunity of 110% of your annual base salary for future annual long-term incentive awards. Further details regarding future LTI awards will be provided following approval by the Compensation Committee

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As a condition of employment, you will be required to sign an Executive Severance Agreement (ESA). While the terms and conditions of the ESA will govern, here is a summary of some of the items covered by the ESA: If your employment with Lands’ End is terminated by Lands’ End (other than for Cause, death or Disability) or by you for Good Reason (as defined in the ESA), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, reduced by any interim earnings you may otherwise receive. Under the ESA, you agree, among other things, not to disclose confidential information and, for eighteen (18) months following termination of employment, not to solicit our employees. You also agree not to aid, assist, or render services for any ‘Lands’ End Competitor’ (as defined in the ESA) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, and non-compete provisions apply regardless of whether you are eligible for severance benefits under the ESA.

We all think highly of you and believe there will be opportunity to leverage your knowledge, experience, and leadership as we continue to grow as a trusted American lifestyle brand.

Sincerely,
/s/ Kelly Ritchie	/s/ Bernard McCracken

Kelly Ritchie	Agreed and Accepted
Chief HR Officer	Bernard McCracken